BOARD SERVICES AGREEMENT



AGREEMENT made the 11th day of January, 2006 by and between each Corporation and Trust, a Minnesota corporation or Massachusetts business trust, listed on Schedule A, each on behalf of its underlying series and Board Services Corporation, a Minnesota corporation. The terms "Fund" or "Funds" are used to refer to the Corporation or Trust and the underlying series as context requires.


Part One:         Retention of Services

     (1) The Fund hereby retains Board Services Corporation (Board Services) and Board Services hereby agrees, for the term of this Agreement, subject to the terms and conditions hereinafter set forth, to assist the Fund's Board of Directors (the "Board") as the Board may reasonably request to carry out the legal and fiduciary responsibilities of the Board and its members. Such services shall include, but not be limited to:

     o    providing guidance in identifying issues they need to address

     o recommending structures and processes that will enable them to address issues efficiently and effectively

     o assisting in selection of the investment manager, sub-advisors, distributors, custodians, accountants, legal counsel and other service providers determined to be appropriate to carry out the business of the Fund; supporting contracts negotiations; and handling ongoing relationships

     o preparing meeting agendas, analyzing data presented by others, presenting matters for consideration, drafting reports, preparing minutes

     o working with each service provider to evaluate whether operations of the Fund are being conducted in accordance with the Fund's basic objectives, in the best interest of shareholders, in compliance with applicable rules and regulations, and by effective and efficient practices

     o reviewing methods used to allocate costs to the Fund's operations to ascertain whether such allocations are reasonable and equitable

     o assisting, where appropriate, in the preparation of prospectuses, statements of additional information, registration statements, proxy soliciting material, and reviewing all regulatory filings

     o    providing internal legal services

     o obtaining and keeping in effect fidelity bonds and director liability insurance

     o performing all administrative services to the extent not provided by others.


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     (2) Board Services agrees to maintain an adequate organization of competent persons to provide the services and perform the functions contemplated by this Agreement.

     (3) The Fund hereby retains Board Services and Board Services agrees to serve as the Fund's paying agent for the purpose of paying compensation and expenses of members of the Board, leasehold costs, equipment rental and other expenses properly incurred for the operations of the Fund and to administer the Fund's Deferred Compensation Plan for members of the Board.

     (4) Board Services agrees to employ such persons as are designated by the Fund to serve as the Fund's Chair of the Board and the Fund's Vice President and General Counsel.

Part Two:         Compensation

     (1) The Fund agrees to pay Board Services for services rendered pursuant to this Agreement, and Board Services agrees to accept from the Fund for the provisions of such services, a fee that reflects the actual costs incurred by Board Services in providing the services contemplated by this Agreement, including, without limitations, reasonable compensation for special projects, reasonable bonuses for superior performance, and reasonable employee health and retirement benefits. Board Services intends to determine its fee based on the total assets of all clients for which it serves and to charge each client a proportionate share of its costs not specifically incurred for the benefit or on behalf of a specific client. It shall include in the computation of the fee it charges the Fund, all costs it incurs for the benefit or on behalf of the Fund.

     (2) The fee shall be computed using Board Services best evaluation of the costs it will incur for the Fund. The fee shall be paid on a monthly basis. The fee shall be paid in cash by the Fund to Board Services within five business days after the last day of each month. Board Services shall adjust the fee once each quarter and shall use its good faith efforts to insure that adjustments to the fee reflect the approximately monies expended by Board Services in providing all services under this Agreement. The monthly fee for each succeeding quarter shall be communicated to the Fund sufficiently in advance of the end of each quarter so that the Fund can make appropriate accruals on its records.

Part Three:       Payment of Costs

     (1) Board Services agrees to make on behalf of the Fund payments under its lease for office space; equipment purchase and rental; premiums on directors and officers liability insurance policies; and compensation and expenses properly incurred by or on behalf of the members of the Board. Board Services agrees to furnish all services hereunder at reasonable costs, which costs shall include, but not be limited to, compensation, parking, office supplies, travel, professional and club dues, library acquisitions, ordinary business activities, and professional and personal insurance.

     (2) The Fund will provide Board Services office space and equipment appropriate for providing the services required under the terms of this Agreement.

     (3) The Fund agrees that the actual costs incurred by Board Services may include monies needed to establish reserves relating to initial cash requirements or any legitimate purpose under this Agreement, including the payment of amounts required to enable Board Services to honor provisions for termination benefits under Board Services' employment agreements Any such reserves relating to termination benefits shall not exceed actual base pay and health benefits for periods not to exceed two years for executives and one month for each year of employment up to a maximum of six months for paraprofessional and administrative personnel or the terms of any deferred compensation plan of or administered on behalf of the Fund by Board Services. The Fund shall have the opportunity to review the terms of all of Board Services' employment agreements. The Fund agrees that Board Services may at its option invest reserves, as necessary or appropriate consistent with its obligations. If the Fund terminates this Agreement, and such termination results, directly or indirectly, in the termination of one or more of Board Services' employees, the Fund agrees to honor the severance provisions of any employment agreements of terminated employees to the extent that Board Services is financially unable to do so. It is intended that Board Services' employees shall be third-party beneficiaries of this paragraph (3). Any assets remaining in reserves related to the operations of Fund shall be returned to Fund.

     (4) Amounts expended by Board Services on behalf of the Fund shall be (i) reimbursed directly to Board Services or (ii) paid to Board Services under Part Two above, as appropriate.

Part Four:         Liability

     (1) It is understood and agreed that in furnishing the Fund with the services as herein provided, neither Board Services nor any officer, director, employee or agent thereof shall be liable to the Fund, its officers, directors, creditors or shareholders for errors in judgment, acts or omissions made in good faith and believed to be in the best interests of the Fund except by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.

     (2) The Fund agrees that to the fullest extent permitted by law, it shall indemnify , hold harmless and defend Board Services and each of its officers, directors, employees or agents (individually, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the provision of services pursuant to this Agreement regardless of whether the Indemnitee continues to be an officer, director, employee or agent of the Board Services at the time any such loss, claim, damage, liability or other expense is paid or incurred if (i) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Fund and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, (ii) the Indemnitee's conduct did not constitute intentional misconduct or a material breach of the terms of this Agreement and (iii) the Indemnitee's conduct did not involve a transaction from which the Indemnitee derived an improper personal benefit. The termination of any action, suit or proceeding by judgment, order, settlement or upon a, plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to the standards specified in clauses (i), (ii) or (iii) of this paragraph.

     (3) The Indemnitee shall notify the Fund in writing within 30 days after receipt of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Part Four; provided, however, that any omission so to notify the Fund will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Fund) nor from any other liability that it may have to any Indemnitee.

     (4) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Fund has agreed in writing to pay such fees and expenses, (ii) the Fund has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Fund shall, in connection with anyone such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Fund, but only to the extent the Indemnitees have actual or potential differing interests with each other.

     (5) The Fund shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Fund agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss claim, damage, liability or expense by reason of such settlement or judgment.

     (6) The indemnification obligations set forth in this Part Four shall survive the termination of this Agreement.

Part Five:        Term; Termination

     (1) The term of this Agreement shall commence on the date hereof and shall end on the first anniversary of the date hereof and shall renew automatically for successive six (6) month periods thereafter until terminated pursuant to the following paragraph (2).

     (2) Either party may terminate this Agreement at any time by delivering written notice of termination (the "Termination Notice") to the other party not less than 180 days before the effective date of such termination.

          (i) In the event that the Fund terminates this Agreement, Board Services shall relinquish office space and return all equipment it has been provided by the Fund under this Agreement on the effective date of termination.

         (ii) In the event that Board Services terminates this Agreement, Board Services shall provide such services as the Fund may reasonably request pursuant hereto through and including the effective date of termination, and the Fund shall pay Board Services for such services pursuant to the terms of Part Four above.

Part Six:         Miscellaneous


     (1) This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

     (2) Board Services agrees that no officer, director or employee will deal for, on behalf of, or with the Fund as principal or agent for personal financial benefit, except that the foregoing will not prohibit any such officer, director or employee from having a financial interest in the Fund.

     (3) Board Services will maintain a Code of Ethics that conforms to the requirements of Rule 17j-1 under the Investment Company Act of 1940.

     (4) Board Services agrees that it will advise Fund of its intent to provide the same or similar services prior to providing such services to others.

     (5) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, merges or affiliates; it being understood that, neither party hereto may assign part or all of this Agreement without the prior written consent of the other.

     (6) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except pursuant to a written document executed by each of the parties hereto.

     (7) In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

     (8) Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the third day (3rd) day following the date such notice was posted, whichever occurs first.

     (9) This Agreement may be executed in one or more counterparts which together constitute one and the entire agreement among the parties with respect to the transactions contemplated hereby.

    (10) This Agreement shall be governed by the laws of the state of Minnesota.

    (11) This Agreement evidences the complete agreement and understanding of Board Services and the Fund relative to the matters discussed herein and supersedes any prior written or oral agreements between them relative to such matters.

    (12) The headings and captions of this Agreement are for convenience of reference only and shall in no way define or limit the terms and provisions hereof.

         IN WITNESS WHEREOF, the Fund and Board Services have executed this Agreement as of the date set forth in the first paragraph hereof.



For each entity listed on Schedule A                 Board Services Corporation




/s/  Arne H. Carlson                         /s/  Leslie L. Ogg
--------------------                         ----------------------
     Arne H. Carlson, Chair of the Board          Leslie L. Ogg, President




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Schedule A

                                RIVERSOURCE FUNDS
                             as of January 11, 2006

AXP California Tax-Exempt Trust
AXP Dimensions Series, Inc.
AXP Discovery Series, Inc.
AXP Equity Series, Inc.
AXP Fixed Income Series, Inc.
AXP Global Series, Inc.
AXP Government Income Series, Inc.
AXP Growth Series, Inc.
AXP High Yield Income Series, Inc.
AXP High Yield Tax-Exempt Series, Inc.
AXP Income Series, Inc.
AXP International Series, Inc.
AXP Investment Series, Inc.
AXP Managed Series, Inc.
AXP Market Advantage Series, Inc.
AXP Money Market Series, Inc.
AXP Partners International Series, Inc.
AXP Partners Series, Inc.
AXP Progressive Series, Inc.
AXP Sector Series, Inc.
AXP Selected Series, Inc.
AXP Special Tax-Exempt Series Trust
AXP Stock Series, Inc.
AXP Strategy Series, Inc.
AXP Tax-Exempt Series, Inc.
AXP Tax-Free Money Market Series, Inc.
AXP Variable Portfolio - Income Series, Inc.
AXP Variable Portfolio - Investment Series, Inc.
AXP Variable Portfolio - Managed Series, Inc.
AXP Variable Portfolio - Money Market Series, Inc.
AXP Variable Portfolio - Partners Series, Inc.
AXP Variable Portfolio - Select Series, Inc.
RiverSource Retirement Series Trust